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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                     FINAL TERMS NO. 2144 DATED 28 JULY 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$4,645,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
                  UNDER THE A$20,000,000,000.00 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011 CURRENTLY TOTALING A$4,838,490,000.00 (A$1,578,698,000.00 INCLUDING BUY BACKS)

                           PART A -- CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.    (i)     Issuer:                     Queensland Treasury Corporation

      (ii)    Guarantor:                  The Treasurer on behalf of the
                                          Government of Queensland

2.            Benchmark line:             2011
                                          (to be consolidated and form a single
                                          series with QTC 6% Global A$Bonds due
                                          14 June 2011, ISIN US748305BC27)
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3.            Specific Currency or
              Currencies:                  AUD ("A$")

4.    (i)     Issue price:                 103.657%

      (ii)    Dealers' fees and            No fee or commission is payable in
              commissions  paid by         respect of the issue of the bond(s)
              Issuer:                      described in these final terms (which
                                           will constitute a "pricing
                                           supplement" for purposes of any
                                           offers or sales in the United States
                                           or to U.S. persons). Instead, QTC
                                           pays fees and commissions in
                                           accordance with the procedure
                                           described in the QTC Offshore and
                                           Onshore Fixed Interest Distribution
                                           Group Operational Guidelines.

5.            Specified Denominations:     A$1,000

6.    (i)     Issue Date:                 29 JULY 2009

      (ii)    Record Date (date on and     6 June / 6 December. Security will be
              from which security is       ex-interest on and from 7 June / 7
              Ex-interest):                December.

      (iii)   Interest Payment Dates:      14 June / 14 December

7.            Maturity Date:               14 June 2011

8.            Interest Basis:              6 per cent Fixed Rate

9.            Redemption/Payment Basis:    Redemption at par

10.           Change of Interest Basis     Not Applicable
              or Redemption/Payment
              Basis:

11.   (i)     Status of the Bonds:         Senior and rank pari passu with other
                                           senior, unsecured debt obligations of
                                           QTC

      (ii)    Status of the Guarantee:     Senior and ranks pari passu with all
                                           its other unsecured obligations

12.           Method of distribution:      Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.           Fixed Rate Note Provisions
              Applicable

      (i)     Rate(s) of Interest:         6 per cent per annum payable
                                           semi-annually in arrears

      (ii)    Interest Payment Date(s):    14 June and 14 December in each year
                                           up to and including the Maturity Date

      (iii)   Fixed Coupon Amount(s):      A$30 per A$1,000 in nominal amount
              (Applicable to bonds in
              definitive form)

      (iv)    Determination Date(s):       Not Applicable

      (v)     Other terms relating to      None
              the method of calculating
              interest for Fixed Rate
              Bonds:

PROVISIONS RELATING TO REDEMPTION
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14.          Final Redemption Amount:     A$1,000 per bond of A$1,000 Specified
                                          Denomination

                                          (NB: If the Final Redemption Amount
                                          is other than 100 per cent. of the
                                          nominal value the bonds will be
                                          derivative securities for the purposes
                                          of the Prospectus Directive and the
                                          requirements of Annex XII to the
                                          Prospectus Directive Regulation will
                                          apply and the Issuer will prepare
                                          and publish a supplement to the
                                          Prospectus)

15. Early Redemption Amount (s) Not Applicable payable on redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.          Form of Bonds:               Permanent Global Note not
                                          exchangeable for Definitive Bonds

17.          Additional Financial         Not Applicable
             Centre(s) or other
             special provisions
             relating to Payment
             Dates:

18.          Talons for future Coupons    No
             or Receipts to be
             attached to Definitive
             Bonds (and dates on which
             such Talons mature):

19.          Other terms or special        Not Applicable
             conditions:

                                          (When adding any other final terms
                                          consideration should be given as to
                                          whether such terms constitute
                                          "significant new factors" and
                                          consequently trigger the need for a
                                          supplement to the Prospectus under
                                          Article 16 of the Prospectus
                                          Directive)

DISTRIBUTION

20.   (i)    If syndicated, names and     Not Applicable
             addresses of Managers and
             underwriting commitments:

      (ii)   Date of Dealer Agreement:    28 JULY 2009

      (iii)  Stabilizing Manager(s)       Not Applicable
             (if any):

21.          If non-syndicated, name      Royal Bank of Canada DS Global Markets
             and address of relevant      Level 18
             Dealer:                      167 Macquarie Street
                                          Sydney NSW 2000

22.          Whether TEFRA D or TEFRA     TEFRA Not Applicable
             C rules applicable or
             TEFRA rules not
             applicable:

23.          Non exempt Offer             Not Applicable

                                          (N.B. Consider any local regulatory
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                                          requirements necessary to be
                                          fulfilled so as to be able to make a
                                          non-exempt offer in relevant
                                          jurisdictions. No such offer should
                                          be made in any relevant jurisdiction
                                          until those requirements have been
                                          met. Non-exempt offers may only be
                                          made into jurisdictions in which the
                                          base prospectus (and any supplement)
                                          has been notified/passported.)

24.           Additional selling          Not Applicable
              restrictions:
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LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000.00 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    --------------------------------------
               Duly authorized

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                          PART B -- OTHER INFORMATION

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1.    LISTING AND ADMISSION TO TRADING

      (i) Listing                        Bourse de Luxembourg.

      (ii) Admission to trading:         Application has been made by the
                                         Issuer (or on its behalf) for the
                                         bonds to be admitted to trading on
                                         the regulated market of the Bourse de
                                         Luxembourg with effect from the Issue
                                         Date.

                                         (Where documenting a fungible issue
                                         need to indicate that original
                                         securities are already admitted to
                                         trading.)

2.    RATINGS

      Ratings:                           The bonds to be issued have been rated:
                                         S&P:     AA+
                                         Moody's: Aa1

                                         An obligation rated `AA+' by S&P has
                                         the second highest long term credit
                                         rating assigned by Standard & Poor's
                                         and differs from the highest rated
                                         obligations by only a small degree.
                                         The obligor's capacity to meet its
                                         financial commitment on the
                                         obligation is very strong.

                                         An obligation rated `Aa1' by Moody's
                                         has the second highest long term
                                         credit rating assigned by Moody's.
                                         Obligations rated `Aa1' are judged to
                                         be of high quality and are subject to
                                         very low credit risk.

                                         A credit rating is not a
                                         recommendation to buy, sell or hold
                                         securities and may be revised or
                                         withdrawn by the rating agency at any
                                         time. Each rating should be evaluated
                                         independently of any other rating.

                                         (The above disclosure should reflect
                                         the rating allocated to bonds issued
                                         under the bond facility generally or,
                                         where the issue has been specifically
                                         rated, that rating.)
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3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. -- Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]
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4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:             See "Use of Proceeds" section in the
                                         prospectus supplement -- if reasons
                                         for offer different from making
                                         profit and/or hedging certain risks
                                         will need to include
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                                          those reasons here.

(ii)  Estimated net proceeds:             Not Applicable.

                                          (If proceeds are intended for more
                                          than one use will need to split out
                                          and present in order of priority. If
                                          proceeds insufficient to fund all
                                          proposed uses state amount and
                                          sources of other funding.)

(iii) Estimated total expenses:           Not Applicable.

                                          [Expenses are required to be broken
                                          down into each principal intended
                                          "use" and presented in order of
                                          priority of such "uses".]

5.    YIELD

      Indication of yield:                4.36%

                                          Calculated as 7 basis points less
                                          than the yield on the equivalent A$
                                          Domestic Bond issued by the Issuer
                                          under its Domestic A$ Bond Facility
                                          on the Trade Date. The yield is
                                          calculated at the Trade Date on the
                                          basis of the Issue Price. It is not
                                          an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                          US748305BC27

(ii)  Common Code:                        010926238

(iii) CUSIP Code:                         748305BC2

(iv)  Any clearing system(s) other        Not Applicable
      than Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                           Delivery free of payment

(vi)  Names and addresses of additional   [ ]
      Paying Agent(s) (if any):

7.    TERMS AND CONDITIONS OF THE OFFER

(i)   Offer Price;                        Not applicable

(ii)  [Conditions to which the offer is   Not applicable
      subject;]

(iii) [Description of the application     Not applicable
      process;]

(iv)  [Details of the minimum and/or      Not applicable
      maximum amount of application;]

(v)   [Description of possibility to      Not applicable
      reduce subscriptions and manner
      for refunding excess amount
      paid by applicants;]

(vi)  [Details of the method and time     Not applicable
      limits for paying up and
      delivering the bonds;]
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(vii)   [Manner in and date on which      Not applicable
        results of the offer are to be
        made public;]

(viii)  [Procedure for exercise of any    Not applicable
        right of pre-emption,
        negotiability of subscription
        rights and treatment of
        subscription rights not
        exercised;]

(ix)    [Categories of potential          Not applicable
        investors to which the bonds
        are offered and whether
        tranche(s) have been reserved
        for certain countries;]

(x)     [Process for notification to      Not applicable
        applicants of the amount
        allotted and the indication
        whether dealing may begin
        before notification is made;]

(xi)    [Amount of any expenses and       Not applicable
        taxes specifically charged to
        thesubscriber or Purchaser;]

(xii)   [Name(s) and address(es), to      None
        the extent know to the Issuer,
        of the placers in the various
        countries where the offer takes
        place.]
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